As filed with the Securities and Exchange Commission on July 10, 2008

Registration No. 333 - 118856

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NAVTEQ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0170321
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

NAVTEQ Corporation

425 W. Randolph Street

Chicago, Illinois 60606

(312) 894-7000

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

2001 STOCK INCENTIVE PLAN

1998 CALIFORNIA INCENTIVE PLAN

1996 STOCK OPTION PLAN

1988 STOCK OPTION PLAN

SHARES UNDER EMPLOYEE OPTION AND EMPLOYMENT AGREEMENTS

(Full title of the plans)

Lawrence M. Kaplan, Esq.

Executive Vice President and General Counsel

NAVTEQ Corporation

425 W. Randolph Street

Chicago, Illinois 60606

(Name, address and telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

The Registration Statement on Form S–8 (Registration No. 333-118856) (the “Registration Statement”) of NAVTEQ Corporation, a Delaware corporation (“NAVTEQ”), pertaining to the registration of 5,250,904 shares of NAVTEQ common stock, $0.001 par value per share (“Common Stock”) (as such amounts may have adjusted for any stock split, stock dividend, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholder other than a normal cash dividend, or similar adjustment), to which this Post–Effective Amendment No. 1 relates, was originally filed by NAVTEQ with the Securities and Exchange Commission on September 8, 2004.

On October 1, 2007, NAVTEQ entered into an Agreement and Plan of Merger (“Merger Agreement”) with Nokia Inc., a Delaware corporation (“Parent”), North Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent and, for certain purposes set forth in the Merger Agreement, Nokia Corporation, a corporation organized and existing under the laws of the Republic of Finland.  The Merger Agreement was adopted and approved by NAVTEQ stockholders at a special meeting on December 12, 2007.

The parties have filed a Certificate of Merger with the Secretary of State of the State of Delaware pertaining to the merger contemplated by the Merger Agreement and the merger became effective as of 7:45 a.m. on July 10, 2008 (the “Effective Time”).  At the Effective Time, NAVTEQ stockholders are entitled to receive $78.00 in cash without interest and less any applicable withholding taxes, for each share of Common Stock they owned immediately prior to the effective time of the merger.

As a result of the merger, NAVTEQ has terminated all offerings of its securities (including its Common Stock) pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement.  In accordance with an undertaking made by NAVTEQ in the Registration Statement to remove from registration, by means of a post–effective amendment, any securities which remain unsold at the termination of the offering, NAVTEQ hereby removes from registration all securities (including the Common Stock) registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on July 10, 2008.

NAVTEQ CORPORATION

By:	/s/ Lawrence M. Kaplan
Lawrence M. Kaplan
Executive Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Director, President and Chief Executive Officer	July 10, 2008
Judson C. Green	(Principal Executive Officer)

/s/ David B. Mullen	Executive Vice President and Chief Financial	July 10, 2008
David B. Mullen	Officer (Principal Financial Officer)

/s/ James D. Murphy	Vice President and Corporate Controller	July 10, 2008
James D. Murphy	(Principal Accounting Officer)

	Chairman of the Board	July 10, 2008
Christopher B. Galvin

*	Director	July 10, 2008
Richard J.A. de Lange

/s/ Andrew J. Green	Director	July 10, 2008
Andrew J. Green

/s/ William L. Kimsey	Director	July 10, 2008
William L. Kimsey

*	Director	July 10, 2008
Scott D. Miller

*	Director	July 10, 2008
Dirk-Jan van Ommeren

*By: /s/ Lawrence M. Kaplan
Lawrence M. Kaplan
Attorney-in-fact